                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

            Information Statement Pursuant to Rule 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)



                             CENTURY BANCORP, INC.
                      -----------------------------------
                               (Name of Issuer)



                          Common Stock, no par value
                   ----------------------------------------
                        (Title of Class of Securities)



                                  156433 10 4
                      -----------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)



                               Page 1 of 5 Pages


CUSIP No.  156433 10 4                 13G               Page 2 of 5 Pages
--------------------------------------------------------------------------

              1                NAME OF REPORTING PERSON
                               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF HOME SAVINGS, INC., SSB
                               56-2001292
--------------------------------------------------------------------------------------------------------------------------------
              2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                               (a)
                               (b)
--------------------------------------------------------------------------------------------------------------------------------
              3                SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------------
              4                CITIZENSHIP OR PLACE OF ORGANIZATION

                               NORTH CAROLINA
--------------------------------------------------------------------------------------------------------------------------------
                               5  SOLE VOTING POWER

          NUMBER OF               32,586
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
------------------------------------------------------------------------------------------------------
                               6  SHARED VOTING POWER

                                  0
------------------------------------------------------------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  32,586
------------------------------------------------------------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  0
------------------------------------------------------------------------------------------------------
              9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               32,586
--------------------------------------------------------------------------------------------------------------------------------
             10                CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------------------------------------------------------
             11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               8%
--------------------------------------------------------------------------------------------------------------------------------
             12                TYPE OF REPORTING PERSON*

                               EP:  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF HOME SAVINGS, INC., SSB
--------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
---------      --------------

               Century Bancorp, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               22 Winston Street
               Thomasville, North Carolina 27360


Item 2(a).     Name of Person Filing:
---------      ---------------------

               Employee Stock Ownership Plan and Trust of
               Home Savings, Inc., SSB


Item 2(b).     Address of Principal Business Office:
---------      ------------------------------------

               22 Winston Street
               Thomasville, North Carolina 27360


Item 2(c).     Citizenship or Place of Organization:
---------      ------------------------------------

               North Carolina


Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
---------      ------------

               156433 10 4


Item 3.   Statement is Filed Pursuant to Rule 13d-1(b):
------    --------------------------------------------

          (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.



                               Page 3 of 5 Pages

Item 4.    Ownership:
------     ---------

          (a) Amount Beneficially Owned:     32,586 shares

          (b)    Percent of Class:  8%

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:     32,586

              (ii)  shared power to vote or to direct the vote:     0

              (iii) sole power to dispose or to direct the disposition of:32,586

              (iv)  shared power to dispose or to direct the disposition of: 0



Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable


Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable



                               Page 4 of 5 Pages

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 10, 1997                    /s/ Milton T. Riley, Jr.
                                              ----------------------------------
                                              Milton T. Riley, Jr., not
                                              individually but solely as trustee
                                              under that certain Home Savings,
                                              Inc., SSB Employee Stock Ownership
                                              Trust effective as of December 1,
                                              1996 by and between the above
                                              signed and Home Savings, Inc., SSB


                                              /s/ Henry H. Darr
                                              ----------------------------------
                                              Henry H. Darr, not individually
                                              but solely as trustee under that
                                              certain Home Savings, Inc., SSB
                                              Employee Stock Ownership Trust
                                              effective as of December 1, 1996
                                              by and between the above signed
                                              and Home Savings, Inc., SSB


                                              /s/ F. Stuart Kennedy
                                              ----------------------------------
                                              F. Stuart Kennedy, not
                                              individually but solely as trustee
                                              under that certain Home Savings,
                                              Inc., SSB Employee Stock Ownership
                                              Trust effective as of December 1,
                                              1996 by and between the above
                                              signed and Home Savings, Inc., SSB


                               Page 5 of 5 Pages